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                                                                  EXHIBIT (m)(5)

                              Distribution Plan for

                               PILGRIM FUNDS TRUST

                                 Class B Shares

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                     AMENDED AND RESTATED DISTRIBUTION PLAN

         WHEREAS, Pilgrim Funds Trust (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of common stock of the Company currently consist of twelve series and the series of the Company to which this Plan applies are shown in Schedule A (each such series a "Fund");

         WHEREAS, shares of common stock of the Fund are divided into classes of shares, one of which is designated Class B;

         WHEREAS, the Company employs ING Pilgrim Securities, Inc. as distributor of the securities of which it is the issuer and may from time to time retain, pursuant to the terms of a distribution agreement with such person (each, an "Underwriting Agreement") other persons to so act pursuant to the Plan (each such person so acting from time to time, the "Distributor");

         WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

         WHEREAS, the Company wishes to adopt the Distribution Plan of the Fund with respect to all Class B shares, whether issued before or after the date hereof, as set forth hereinafter.

         NOW, THEREFORE, the Company hereby adopts this Plan on behalf of the Fund with respect to its Class B shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

         1.       A.       The Fund shall pay to each Distributor, as
compensation for acting as principal distributor in respect of the Class B Shares (as hereinafter defined) of the Fund its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the Fund's average daily net assets attributable to Class B Shares of the Fund and be payable monthly.

                           The Underwriting Agreement between the Company and
each Distributor relating to the Class B Shares shall provide that:

                  (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the Class B Shares upon the settlement date of each sale of a "Commission Share" (as

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                           defined in the Allocation Schedule attached to the
                           Underwriting Agreement) taken into account in determining such Distributor's Allocable Portion of such Distribution Fee;

                  (II) notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, the Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by change in the rules applicable to the conversion of Class B Shares into shares of another class) for any reason (including a termination of the Underwriting Agreement between such Distributor and the Fund) except:

                           (a) to the extent required by a change in the Investment Company Act of 1940 (the "Act"), the rules and regulations under the Act, the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") or other applicable law, in each case enacted or promulgated after April 30, 2001;

                           (b)      on a basis which does not alter the
                                    Distributor's Allocable Portion of the
                                    Distribution Fee computed with reference to Commission Shares the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference such Commission Shares;

                           (c) in connection with a "Complete Termination" (as hereinafter defined) of the Plan; or

                           (d) on a basis, determined by the Board of Trustees of the Company, including a majority of those who are not "interested persons" of the Company (as such term is defined in the Act), acting in good faith, so long as from and after the effective date of such modification or termination, neither the Company or any Affected Fund (as hereinafter defined) nor ING Pilgrim Securities, Inc. or any successor sponsor of the Affected Fund or any affiliate of any of the foregoing, pay, directly or indirectly, a fee, trailer fee, or expense reimbursement to any person for the provision of shareholder services to the holders of Class B Shares;

                  (III) the Fund will not take any action to waive or change any CDSC in respect of the Class B Shares the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which

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                           occurs, on or prior to the taking of such action
                           except as provided in the Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor and its Transferees;

                  (IV) notwithstanding anything to the contrary in this Distribution Plan or the Underwriting Agreement, neither the termination of such Distributor's role as principal distributor of the Class B Shares, nor the termination of such Underwriting Agreement nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSCs; and

                  (V) notwithstanding anything to the contrary in the Distribution Plan or the Underwriting Agreement, such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and CDSCs and, upon receipt of notice of such Transfer, each Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries of such Underwriting Agreement, such portion of such Distributor's Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B Shares so sold or pledged, and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement, the Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor.

                           For purposes of this Plan, the term "Allocable
Portion" of Distribution Fees or CDSCs payable in respect of the Class B Shares as applied to any Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Class B Shares allocated to such Distributor in accordance with the Allocation Schedule (attached to the Underwriting Agreement as it relates to the Class B Shares). For purposes of this Plan and each Distribution Agreement, the term "Complete Termination" of the Plan means a termination of this Plan and every other distribution plan of the Fund for Class B shares, each successor company or fund, and each company or fund acquiring a substantial portion of the assets of the Fund (collectively, the "Affected Fund") involving the complete cessation of the payment of Distribution Fees in respect of all current Class B shares of the Affected Fund and each future class of shares of the Affected Fund which has substantially similar characteristics to the shares of the current Class B shares of the Fund, including the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (all such classes of shares "Class B Shares"); provided that (a) the Trustees of the Company, including the independent Trustees of the Company, shall have determined that such termination is in the best interest of the Fund and the shareholders of the

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Fund, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

         2. The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of the Class B shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution expenses, and the payments may exceed distribution expenses actually incurred.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company's Board of Trustees and (b) those Trustees of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-l thereunder, this Plan shall take effect at the time specified by the Company's Board of Trustees. The Plan shall continue in full force and effect as to the Class B shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Trustees of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Trustees of the Company, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class B shares of the Fund on not more than 30 days' written notice to the Distributor.

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         7.       This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class B shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

         9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

Effective date: May 9, 2001

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                         AMENDED AND RESTATED SCHEDULE A

                               WITH RESPECT TO THE

                     AMENDED AND RESTATED DISTRIBUTION PLAN

                                       FOR

                                 ING FUNDS TRUST
                         (FORMERLY PILGRIM FUNDS TRUST)

                                 CLASS B SHARES

                                                       MAXIMUM
                                                   DISTRIBUTION FEE
                                                   ----------------
                                                 (as a percentage of      LAST CONTINUED/
               FUND                           average daily net assets)  APPROVED BY BOARD       REAPPROVAL DATE
               ----                                                      -----------------       ---------------
ING Classic Money Market Fund                           0.75%              July 11, 2002        September 1, 2003
ING High Yield Bond Fund                                0.75%              July 11, 2002        September 1, 2003
ING Intermediate Bond Fund                              0.75%              July 11, 2002        September 1, 2003
ING National Tax-Exempt Bond Fund                       0.75%              July 11, 2002        September 1, 2003
ING National Tax-Exempt Money Market Fund               0.75%              July 11, 2002        September 1, 2003
ING Global Real Estate Fund                             0.75%              July 11, 2002        September 1, 2003
ING Tax Efficient Equity Fund                           0.75%              July 11, 2002        September 1, 2003